4484 Wilshire Boulevard
Los Angeles, California 90010
(323) 937-1060
Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:
Theodore Stalick, SVP/CFO
(323) 937-1060
www.mercuryinsurance.com
For Release: November 27, 2018

Mercury General Corporation Announces Estimated Losses From the Camp Fire and the Woolsey Fire

Los Angeles, California…Mercury General Corporation (NYSE: MCY) reported today its estimated catastrophe losses resulting from the wildfires in California in November 2018.

Two major catastrophe events, known as the Camp Fire and the Woolsey Fire, occurred in California in November 2018 causing significant losses to the Company. The Company estimates that its pre-tax total gross losses, before reinsurance benefits, from the Camp Fire in Northern California and the Woolsey Fire in Southern California will be approximately $207 million and $46 million, respectively. The Company estimates that its pre-tax total loss, net of reinsurance benefits, from these two events will be approximately $37 million, representing $20 million for the Company's initial reinsurance retention for the two catastrophe events, $10 million for each event, approximately $10.5 million Company retention from the first layer of reinstated reinsurance limit previously used up, and approximately $6.5 million Company retention for the Camp Fire (representing 5% coverage by reinsurance and 95% retention by the Company of the $7 million of losses in excess of $200 million, as further discussed below). These loss amounts, which will be recorded in the fourth quarter of 2018, represent the Company’s best estimates based on the information available at this time, and could change as new information, including any late reporting of claims, becomes available.

The Company is party to a Catastrophe Reinsurance Treaty ("Treaty") covering a wide range of perils that is effective through June 30, 2019. For the 12 months ending June 30, 2019, the Treaty provides $205 million of coverage on a per occurrence basis after covered catastrophe losses exceed the $10 million Company retention limit. The first $190 million of losses above the Company's $10 million retention are covered 100% by the reinsurers. Losses above $200 million, as in the case of the Camp Fire, are shared pro-rata with 5% coverage by the reinsurers and 95% retention by the Company, up to $15 million total coverage provided by the reinsurers. The annual premium for the Treaty is approximately $22 million for the 12 months ending June 30, 2019. In addition to the annual premium, the Treaty is subject to one full reinstatement based on the amount of reinsurance benefits paid to the Company, up to the maximum reinstatement premium of approximately $22 million if the full amount of benefit is used for the 12 months ending June 30, 2019. The total amount of reinstatement premiums is recorded as ceded reinstatement premiums written at the time of the catastrophe event based on the total amount of reinsurance benefits expected to be used for the event, and such reinstatement premiums are recognized ratably over the remaining term of the Treaty as ceded reinstatement premiums earned. The Company will record, in the fourth quarter of 2018, a total of approximately $18.3 million in ceded reinstatement premiums written and $4.6 million in ceded reinstatement premiums earned from the Camp Fire and the Woolsey Fire.

The Company has exhausted the reinstated limit on the first layer ($30 million limit in excess of $10 million retention) of the Treaty, and a second reinstatement is not available under the current terms of the Treaty. Should the $46 million gross loss estimate on the Woolsey Fire increase, the Company will have 100% reinsurance coverage up to $200 million and 5% coverage above $200 million up to $500 million of gross losses. Should the $207 million gross loss estimate on the Camp Fire increase, the Company will have 5% reinsurance protection up to $500 million of gross losses. Should there be another major catastrophe event within the Treaty period ending June 30, 2019, the Company would retain the first $10 million of losses, retain the following $30 million of losses reflecting that the reinstated first layer limit has been used up, and have available $54 million in reinsurance coverage for losses above $40 million up to $100 million, 100% reinsurance coverage for losses above $100 million up to $200 million and 5% reinsurance coverage for losses above $200 million up to $500 million.

The Company’s reinsurers are current on all amounts billed from the Carr Fire that occurred in July 2018 and the major wildfires that occurred in 2017 and all of the Company's reinsurers carry A- or better financial strength ratings from AM Best or Standard and Poor’s.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company’s website at www.mercuryinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company’s insurance products, inflation and general economic conditions, including general market risks associated with the Company’s investment portfolio; the accuracy and adequacy of the Company’s pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general; the Company’s ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company’s success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the ability of the Company to successfully manage its claims organization outside of California; the Company's ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs; and legal, cybersecurity, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2018.